EXHIBIT 99.1
CDW Reports First Quarter 2026 Earnings

(Dollars in millions, except per share amounts)	Three Months Ended March 31,
	2026	2025	Percent Change
Net sales	$5,679.8	$5,199.1	9.2%
Gross profit	$1,190.0	$1,122.3	6.0
Gross profit margin	21.0%	21.6%
Operating income	$376.0	$361.4	4.0
Operating income margin	6.6%	7.0%
Non-GAAP operating income[1]	$451.9	$444.0	1.8
Non-GAAP operating income margin[1]	8.0%	8.5%
Net income	$235.4	$224.9	4.7
Non-GAAP net income[1]	$295.3	$286.5	3.1
Net income per diluted share	$1.82	$1.69	7.9
Non-GAAP net income per diluted share[1]	$2.28	$2.15	6.3
Average daily sales[2]	$90.2	$82.5	9.2
[1] Non-GAAP measures used in this release that are not based on accounting principles generally accepted in the United States of America ("GAAP") are each defined and reconciled to the most directly comparable GAAP measures in the attached schedules.

[2] Defined as Net sales divided by the number of selling days. There were 63 selling days for both the three months ended March 31, 2026 and 2025.
VERNON HILLS, Ill., May 6, 2026 - CDW Corporation (Nasdaq: CDW) announced today first quarter 2026 results. CDW also announced the approval by its Board of Directors of a quarterly cash dividend of $0.630 per common share to be paid on June 10, 2026 to all stockholders of record as of the close of business on May 25, 2026.
"CDW delivered a strong first quarter, reflecting outcome-driven execution in a complex and fast-moving environment," said Christine A. Leahy, chair and chief executive officer, CDW. "As customers move from AI exploration into real, production environments, they are increasingly relying on partners with the integration, governance, and lifecycle expertise to execute at scale. Our diversified end-markets, services-led, full-stack capabilities, and continued progress on our AI-forward strategy position us to capture demand and deliver value as the year unfolds."
"Strong demand for infrastructure hardware, combined with disciplined execution, drove solid net sales growth and resilient profitability in the first quarter," said Albert J. Miralles, chief financial officer, CDW. "We continue to prioritize disciplined working capital management while supporting our customers in a dynamic environment, enabling strong cash flow and capital flexibility."
"In an environment defined by complexity and rapid technology change, CDW's role as a trusted advisor has never been more relevant," Leahy concluded. "Our ability to operate across the full technology stack and lifecycle enables us to help customers convert complexity into measurable outcomes. With this foundation, we remain confident in our ability to exceed US IT addressable market growth by 200 to 300 basis points on a constant currency basis."

First Quarter of 2026 Highlights:
Net sales in the first quarter of 2026 were $5,680 million, compared to $5,199 million in the first quarter of 2025, an increase of 9.2 percent. There were 63 selling days for both the three months ended March 31, 2026 and 2025. Net sales on a constant currency basis increased 8.4 percent in the first quarter of 2026. The increase in Net sales was primarily due to increased customer demand for data storage and servers, netcomm products, software, and notebooks/mobile devices. While economic and geopolitical uncertainty persists, all segments continued to experience improved customer spending during the first quarter of 2026, compared to the first quarter of 2025. The first quarter Net sales performance included:
•Commercial segment Net sales of $3,569 million, 9.6 percent higher than 2025. Commercial results were primarily driven by an increase in Net sales to Financial Services, Corporate and Healthcare customers of 28.2 percent, 8.4 percent, and 4.9 percent, respectively.
•Government segment Net sales of $633 million, 4.6 percent higher than 2025.
•Education segment Net sales of $675 million, 2.5 percent higher than 2025.
•Net sales for CDW's UK and Canadian operations, combined as "Other" for financial reporting purposes, were $803 million, 17.9 percent higher than 2025.
Gross profit in the first quarter of 2026 was $1,190 million, compared to $1,122 million in the first quarter of 2025, representing an increase of 6.0 percent. Gross profit margin was 21.0 percent in the first quarter of 2026 compared to 21.6 percent in the first quarter of 2025. The decrease in Gross profit margin was primarily driven by a lower contribution of netted down revenue.
Selling and administrative expenses were $814 million in the first quarter of 2026, compared to $761 million in the first quarter of 2025, representing an increase of 7.0 percent, primarily due to higher compensation expense, including performance-based incentives, coworker-related costs, and investments to support our AI initiatives.
Operating income was $376 million in the first quarter of 2026, compared to $361 million in the first quarter of 2025, representing an increase of 4.0 percent. Non-GAAP operating income was $452 million in the first quarter of 2026, compared to $444 million in the first quarter of 2025, representing an increase of 1.8 percent. Operating income margin and Non-GAAP operating income margin were 6.6 percent and 8.0 percent, respectively, in the first quarter of 2026 compared to 7.0 percent and 8.5 percent in the first quarter of 2025.
Interest expense, net includes interest expense and interest income. Interest expense, net was $55 million for the first quarter of 2026, compared to $57 million for the first quarter of 2025, representing a decrease of 3.2 percent. The decrease was primarily due to decreased interest expense on lower debt levels and a lower variable interest rate on the senior unsecured term loan, partially offset by lower interest income earned on cash balances.
Income tax expense was $84 million for the first quarter of 2026 and was $79 million for the first quarter of 2025. The effective income tax rate, expressed by calculating the income tax expense as a percentage of Income before income taxes, was 26.2% for the first quarter of 2026 and 26.0% for the first quarter of 2025. The effective income tax rate for the three months ended March 31, 2026 was relatively consistent with the effective income tax rate for the three months ended March 31, 2025.
Net income was $235 million in the first quarter of 2026, compared to $225 million in the first quarter of 2025, representing an increase of 4.7 percent. Non-GAAP net income was $295 million for the first quarter of 2026, compared to $287 million in the first quarter of 2025, representing an increase of 3.1 percent.
Weighted average diluted shares outstanding were 129 million for the first quarter of 2026, compared to 133 million for the first quarter of 2025. Net income per diluted share for the first quarter of 2026 was $1.82, compared to $1.69 for 2025, representing an increase of 7.9 percent. Non-GAAP net income per diluted share for the first quarter of 2026 was $2.28, compared to $2.15 for 2025, representing an increase of 6.3 percent.
Forward-Looking Statements
This release contains "forward-looking statements" within the meaning of the federal securities laws. All statements other than statements of historical fact are forward-looking statements. These statements relate to analyses and other information, which are based on forecasts of future results or events and estimates of amounts not yet determinable. These statements also relate to our future prospects, growth, developments, and business strategies.

We claim the protection of The Private Securities Litigation Reform Act of 1995 for all forward-looking statements in this release.
These forward-looking statements are identified by the use of terms and phrases such as "anticipate," "assume," "believe," "estimate," "expect," "goal," "intend," "plan," "potential," "predict," "project," "target" and similar terms and phrases or future or conditional verbs such as "could," "may," "should," "will," and "would." However, these words are not the exclusive means of identifying such statements. Although we believe that our plans, intentions, and other expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that we will achieve those plans, intentions, or expectations. All forward-looking statements are subject to risks and uncertainties that may cause actual results or events to differ materially from those that we expected.
Important factors that could cause actual results or events to differ materially from our expectations, or cautionary statements, are disclosed under the sections entitled "Risk Factors" and "Trends and Key Factors Affecting our Financial Performance" included in our Annual Report on Form 10-K for the year ended December 31, 2025 and from time to time in our subsequent Quarterly Reports on Form 10-Q and our other US Securities and Exchange Commission ("SEC") filings and public communications.
These factors include, among others:
•relationships with our vendor partners and wholesale distributors and the terms of their agreements;
•the ability of vendor partners, wholesale distributors, and third-party providers to fulfill their responsibilities and commitments and our reliance on certain key vendor partners and wholesale distributors;
•our dependence on the continued innovations in technology by our vendor partners;
•the use or capabilities of artificial intelligence and the challenges related to its adoption;
•substantial competition that could reduce our market share;
•the continuing development, maintenance, and operation of our information technology (“IT”) systems;
•potential breaches of data security and failure to protect our IT systems from cybersecurity threats;
•potential failures to provide high-quality services to our customers;
•potential losses of any key personnel, significant increases in labor costs, or ineffective workforce management;
•potential service failures or disruptions related to outsourcing arrangements with certain business processes;
•potential adverse occurrences at one of our primary facilities or third-party data centers, including as a result of climate change;
•increases in the cost of commercial delivery services or disruptions of those services;
•exposure to accounts receivable and inventory risks;
•the costs and risks associated with, and the successful and timely execution and effects of, strategic investments or acquisitions or entry into joint ventures including our ability to align our investment efforts with our strategic goals;
•future operating results may fluctuate significantly due to rapid changes in the technology industry and broader market conditions;
•the costs and risks associated with, and the successful and timely execution and effects of, our existing and any future business opportunities, expansions, initiatives, strategies, investments, and plans;
•fluctuations in foreign currency and the impact to our operating results;
•global and regional economic and political conditions, including the impact of inflationary pressures and the level of interest rates;
•decreases, delays, or changes in spending on technology products and services, including impacts of adverse changes in government spending and funding policies, federal procurement policies, and US government shutdowns;
•potential disruptions in the supply of products from our suppliers, including capacity limitations and cost increases resulting from heightened demand related to artificial intelligence workloads;
•potential failures to comply with public sector contracts or applicable laws and regulations;
•current and future legal proceedings, investigations, and audits, including intellectual property infringement claims;
•potential failure to comply with complex and evolving laws and regulations applicable to our operations or to meet sometimes conflicting stakeholder expectations on environmental sustainability and corporate responsibility matters;
•our level of indebtedness and the obligations imposed by agreements and instruments relating to our indebtedness;

•fluctuations in the market price and trading volumes of our common stock and changes in, or the discontinuation of, our share repurchase program or dividend payments; and
•other risk factors or uncertainties identified from time to time in our filings with the SEC.
All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by those cautionary statements as well as other cautionary statements that are made from time to time in our other SEC filings and public communications. You should evaluate all forward-looking statements made in this release in the context of these risks and uncertainties.
We caution you that the important factors referenced above may not reflect all of the factors that could cause actual results or events to differ from our expectations. In addition, we cannot assure you that we will realize the results or developments we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our operations in the way we expect. The forward-looking statements included in this release are made only as of the date hereof or, with respect to any documents incorporated by reference, available at the time such document was prepared or filed with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
Non-GAAP Financial Measures
Generally, a non-GAAP financial measure is a numerical measure of a company’s performance or financial condition that either excludes or includes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures used by management may differ from similar measures used by other companies, even when similar terms are used to identify such measures.
Our non-GAAP performance measures include Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis, and our non-GAAP financial condition measures include Free cash flow and Adjusted free cash flow. These non-GAAP performance measures and non-GAAP financial condition measures are collectively referred to as “non-GAAP financial measures.” The GAAP measures most directly comparable to Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis are Operating income, Operating income margin, Net income, Net income per diluted share, and Net sales, respectively. The GAAP measure most directly comparable to Free cash flow and Adjusted free cash flow is Net cash provided by operating activities.
Non-GAAP operating income excludes, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, and workplace optimization. Non-GAAP operating income margin is defined as Non-GAAP operating income as a percentage of Net sales. Non-GAAP net income and Non-GAAP net income per diluted share exclude, among other things, charges related to the amortization of acquisition-related intangible assets, equity-based compensation and the associated payroll taxes, acquisition and integration expenses, transformation initiatives, workplace optimization, and their associated income tax effects. Net sales on a constant currency basis is defined as Net sales excluding the impact of foreign currency translation on Net sales. Free cash flow is defined as Net cash provided by operating activities less capital expenditures. Adjusted free cash flow is defined as Free cash flow adjusted to include certain cash flows from financing activities incurred in the normal course of operations or as capital expenditures.
We believe our non-GAAP financial measures provide analysts, investors, and management with useful information regarding the underlying operating performance of our business, as they remove the impact of items that management believes are not reflective of underlying operating performance. Management uses these measures to evaluate period-over-period performance as management believes they provide a more comparable measure of the underlying business. We also present non-GAAP financial condition measures as we believe they provide analysts, investors, and management with more information regarding our liquidity and capital resources. Certain non-GAAP financial measures are also used to determine certain components of performance-based compensation.
Our outlook includes non-GAAP financial measures because certain reconciling items are dependent on future events that either cannot be controlled, such as currency impacts or interest rates, or reliably predicted because they are not part of our underlying performance, such as refinancing activities or acquisition and integration expenses.

The financial statement tables that accompany this press release include a reconciliation of non-GAAP financial measures to the applicable most comparable GAAP financial measures.
About CDW
CDW Corporation (Nasdaq: CDW) is a leading multi-brand provider of information technology solutions to business, government, education, and healthcare customers in the United States, the United Kingdom, and Canada. A Fortune 500 company and member of the S&P 500 Index, CDW helps its customers to navigate an increasingly complex IT market and maximize return on their technology investments. For more information about CDW, please visit www.CDW.com.
Webcast
CDW Corporation will hold a conference call today, May 6, 2026 at 7:30 a.m. CT/8:30 a.m. ET to discuss its first quarter financial results. The conference call, which will be broadcast live via the Internet, and a copy of this press release along with supplemental slides used during the call, can be accessed on CDW’s website at investor.cdw.com. For those unable to participate in the live call, a replay of the webcast will be available at investor.cdw.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Investor Inquiries	Media Inquiries
Steven O’Brien	Kelly Caraher
Senior Vice President, Investor Relations	Director, Corporate Communications
(847) 968-0238	(847) 968-0729
investorrelations@cdw.com	mediarelations@cdw.com

CDW CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025	Percent Change
Net sales	$5,679.8	$5,199.1	9.2%
Cost of sales	4,489.8	4,076.8	10.1
Gross profit	1,190.0	1,122.3	6.0

Selling and administrative expenses	814.0	760.9	7.0
Operating income	376.0	361.4	4.0

Interest expense, net	(55.3)	(57.1)	(3.2)
Other income (expense), net	(1.7)	(0.3)	nm*
Income before income taxes	319.0	304.0	4.9

Income tax expense	(83.6)	(79.1)	5.7

Net income	$235.4	$224.9	4.7%

Net income per common share:
Basic	$1.82	$1.70	7.5%
Diluted	$1.82	$1.69	7.9%

Weighted-average common shares outstanding:
Basic	129.0	132.5
Diluted	129.5	133.5

*nm - Not meaningful

CDW CORPORATION AND SUBSIDIARIES
NET SALES DETAIL
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025	Percent Change(i)
Commercial:
Corporate	$2,374.3	$2,190.0	8.4%
Financial Services	428.4	334.1	28.2
Healthcare	766.7	731.2	4.9
Total Commercial	3,569.4	3,255.3	9.6
Government	632.9	604.9	4.6
Education	675.0	658.5	2.5
Other	802.5	680.4	17.9
Total Net sales	$5,679.8	$5,199.1	9.2%

(i)There were 63 selling days for both the three months ended March 31, 2026 and 2025. Average Daily Sales is defined as Net sales divided by the number of selling days.

CDW CORPORATION AND SUBSIDIARIES
TIMING OF REVENUE RECOGNITION
(dollars in millions)
(unaudited)

	Three Months Ended March 31, 2026
	Commercial	Government	Education	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$3,032.8	$541.4	$618.7	$693.5	$4,886.4
Transferred at a point in time where CDW is agent	297.1	44.5	29.8	39.3	410.7
Transferred over time where CDW is principal	239.5	47.0	26.5	69.7	382.7
Total Net sales	$3,569.4	$632.9	$675.0	$802.5	$5,679.8

	Three Months Ended March 31, 2025
	Commercial	Government	Education	Other	Total
Timing of Revenue Recognition
Transferred at a point in time where CDW is principal	$2,731.7	$506.4	$603.7	$574.6	$4,416.4
Transferred at a point in time where CDW is agent	297.9	43.0	28.2	41.1	410.2
Transferred over time where CDW is principal	225.7	55.5	26.6	64.7	372.5
Total Net sales	$3,255.3	$604.9	$658.5	$680.4	$5,199.1

CDW CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	March 31, 2026	December 31, 2025	March 31, 2025
Assets	(unaudited)		(unaudited)

Current assets:
Cash and cash equivalents	$578.6	$618.7	$471.4
Short-term investments	—	—	216.7
Accounts receivable, net of allowance for credit losses of $66.4, $65.2, and $47.5, respectively	6,468.4	6,312.4	5,334.4
Merchandise inventory	820.6	563.4	720.2
Miscellaneous receivables	583.4	554.0	523.6
Prepaid expenses and other	514.2	452.0	385.3
Total current assets	8,965.2	8,500.5	7,651.6

Operating lease right-of-use assets	130.4	136.7	112.9
Property and equipment, net	172.2	171.5	188.3
Goodwill	4,651.1	4,662.3	4,636.1
Other intangible assets, net	1,137.4	1,186.4	1,314.2
Accounts receivable and other assets, noncurrent	1,397.1	1,370.8	1,115.4
Total assets	$16,453.4	$16,028.2	$15,018.5

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable - trade	$4,561.5	$4,220.1	$3,628.4
Accounts payable - inventory financing	355.6	352.6	343.7
Current maturities of long-term debt	1,005.9	1,007.5	230.6
Contract liabilities	597.3	534.0	520.6
Accrued expenses and other current liabilities	1,178.2	1,111.9	1,058.2
Total current liabilities	7,698.5	7,226.1	5,781.5

Long-term liabilities:
Debt	4,635.1	4,622.3	5,622.4
Deferred income taxes	167.2	171.8	155.0
Operating lease liabilities	149.7	157.8	140.6
Accounts payable and other liabilities	1,247.5	1,244.1	995.9
Total long-term liabilities	6,199.5	6,196.0	6,913.9

Total stockholders’ equity	2,555.4	2,606.1	2,323.1
Total liabilities and stockholders’ equity	$16,453.4	$16,028.2	$15,018.5

CDW CORPORATION AND SUBSIDIARIES
DEBT AND WORKING CAPITAL INFORMATION
(dollars in millions)
(unaudited)

	March 31, 2026	December 31, 2025	March 31, 2025
Debt and Revolver Availability
Cash and cash equivalents	$578.6	$618.7	$471.4
Short-term investments	—	—	216.7
Total debt	5,641.0	5,629.8	5,853.0
Net debt(i)	5,062.4	5,011.1	5,164.9
Revolver availability	1,886.8	1,925.8	1,265.0
Cash plus revolver availability	2,465.4	2,544.5	1,736.4

Working Capital(ii)
Days of sales outstanding	96	95	86
Days of supply in inventory	14	11	13
Days of purchases outstanding	(94)	(90)	(84)
Cash conversion cycle	16	16	15

(i)Defined as Total debt minus Cash and cash equivalents and Short-term investments.
(ii)Based on a rolling three-month average.

CDW CORPORATION AND SUBSIDIARIES
CASH FLOW INFORMATION
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$274.8	$287.2

Capital expenditures	(26.4)	(26.9)
Other cash flows used in investing activities	(4.5)	(5.0)
Net cash used in investing activities	(30.9)	(31.9)

Net change in accounts payable - inventory financing	3.0	(11.5)
Other cash flows used in financing activities	(276.2)	(282.6)
Net cash used in financing activities	(273.2)	(294.1)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(9.7)	6.7
Net decrease in cash, cash equivalents, and restricted cash	(39.0)	(32.1)
Cash, cash equivalents, and restricted cash - beginning of period(i)	618.9	507.7
Cash, cash equivalents, and restricted cash - end of period(i)	$579.9	$475.6

Supplementary disclosure of cash flow information:
Interest paid	$(51.8)	$(53.9)
Income taxes paid, net	$(17.3)	$(18.9)

(i)Restricted cash is presented within Prepaid expenses and other on the Consolidated Balance Sheets, as applicable.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS

CDW has included reconciliations of Non-GAAP operating income, Non-GAAP operating income margin, Non-GAAP net income, Non-GAAP net income per diluted share, and Net sales on a constant currency basis for the three months ended March 31, 2026 and 2025 below. In addition, a reconciliation of Free cash flow and Adjusted free cash flow is included for the three months ended March 31, 2026 and 2025.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP OPERATING INCOME AND NON-GAAP OPERATING INCOME MARGIN
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	Percentage of Net sales	2025	Percentage of Net sales
Operating income, as reported	$376.0	6.6%	$361.4	7.0%
Amortization of intangibles(i)	42.7		42.8
Equity-based compensation	22.1		20.5
Transformation initiatives(ii)	8.3		13.7
Acquisition and integration expenses	1.0		2.9
Workplace optimization(iii)	—		0.1
Other adjustments	1.8		2.6
Non-GAAP operating income	$451.9	8.0%	$444.0	8.5%

(i)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(ii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iii)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NON-GAAP NET INCOME
AND NON-GAAP NET INCOME PER DILUTED SHARE
(dollars and shares in millions, except per-share amounts)
(unaudited)

	Three Months Ended March 31,
	2026				2025
	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate	Income before Income Taxes	Income Tax Expense(i)	Net Income	Effective Tax Rate
GAAP, as reported	$319.0	$(83.6)	$235.4	26.2%	$304.0	$(79.1)	$224.9	26.0%
Amortization of intangibles(ii)	42.7	(11.1)	31.6		42.8	(11.1)	31.7
Equity-based compensation	22.1	(2.0)	20.1		20.5	(4.9)	15.6
Transformation initiatives(iii)	8.3	(2.2)	6.1		13.7	(3.6)	10.1
Acquisition and integration expenses	1.0	(0.3)	0.7		2.9	(0.8)	2.1
Workplace optimization(iv)	—	—	—		0.1	—	0.1
Other adjustments	1.8	(0.4)	1.4		2.6	(0.6)	2.0
Non-GAAP	$394.9	$(99.6)	$295.3	25.2%	$386.6	$(100.1)	$286.5	25.9%

Net income per diluted share, as reported			$1.82				$1.69
Non-GAAP net income per diluted share			$2.28				$2.15
Shares used in computing GAAP and Non-GAAP net income per diluted share			129.5				133.5

(i)Income tax on non-GAAP adjustments includes excess tax benefits associated with equity-based compensation.
(ii)Includes amortization expense for acquisition-related intangible assets, primarily customer relationships, customer contracts, and trade names.
(iii)Includes costs related to strategic transformation initiatives focused on optimizing various operations and systems.
(iv)Includes costs related to workforce reductions and charges related to the reduction of our real estate lease portfolio.

CDW CORPORATION AND SUBSIDIARIES
NET SALES ON A CONSTANT CURRENCY BASIS
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025	Percent Change(i)
Net sales, as reported	$5,679.8	$5,199.1	9.2%
Foreign currency translation(ii)	—	40.3
Net sales, on a constant currency basis	$5,679.8	$5,239.4	8.4%

(i)There were 63 selling days for both the three months ended March 31, 2026 and 2025. Average Daily Sales is defined as Net sales divided by the number of selling days.
(ii)Represents the effect of translating the prior year results of CDW UK and CDW Canada at the average exchange rates applicable in the current year.

CDW CORPORATION AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW
(dollars in millions)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$274.8	$287.2
Capital expenditures	(26.4)	(26.9)
Free cash flow	248.4	260.3
Net change in accounts payable - inventory financing	3.0	(11.5)
Adjusted free cash flow(i)	$251.4	$248.8

(i)Defined as Net cash provided by operating activities less Capital expenditures, adjusted to include cash flows from financing activities that relate to the purchase of inventory.